AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 17, 2006
                                                    REGISTRATION NO. ___________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                    FORM F-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                -----------------
                           BLUEPHOENIX SOLUTIONS LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            ISRAEL                                        NOT APPLICABLE
  (STATE OR OTHER JURISDICTION OF                         (IRS EMPLOYER
   INCORPORATION OR ORGANIZATION)                       IDENTIFICATION NO.)

                                 8 MASKIT STREET
                              HERZLIA 46120, ISRAEL
                                 972-9-952-6100
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                   IRIS YAHAL
                         BLUEPHOENIX SOLUTIONS USA INC.
                              8000 REGENCY PARKWAY
                           CARY, NORTH CAROLINA 27511
                                 (919) 380-5100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               -----------------

                                   COPIES TO:

     ERNEST WECHSLER, ESQ.       YAEL PERETZ, ADV.          YAEL BAR-SHAI, ADV.
    KRAMER LEVIN NAFTALIS     BLUEPHOENIX SOLUTIONS LTD.   HERZOG, FOX & NEEMAN
        & FRANKEL LLP            8 MASKIT STREET               ASIA HOUSE
       919 THIRD AVENUE         HERZLIA 46120, ISRAEL       4 WEIZMAN STREET
    NEW YORK, NEW YORK 10022       972-9-952-6100         TEL AVIV 64239, ISRAEL
       (212)-715-9100                                         972-3-692-2020


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the Registration Statement becomes effective.

     If only securities being registered on this form are being offered pursuant to dividend or reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall be come effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [_]

     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [_]

                         CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                             PROPOSED MAXIMUM       PROPOSED          MAXIMUM
                                                               AMOUNT TO BE     AGGREGATE PRICE      AGGREGATE         AMOUNT OF
    TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED        REGISTERED (1)       PER SHARE       OFFERING PRICE   REGISTRATION FEE
----------------------------------------------------------- ------------------- ----------------- ----------------- ----------------
Ordinary shares, par value NIS 0.01 per share                   833,333(2)          $4.50(6)         $3,750,000           $401.25
----------------------------------------------------------- ------------------- ----------------- ----------------- ----------------
Ordinary shares, par value NIS 0.01 per share                   141,075(3)          $5.05(7)         $  691,268           $ 76.23
----------------------------------------------------------- ------------------- ----------------- ----------------- ----------------
Ordinary shares, par value NIS 0.01 per share                   250,000(4)          $6.50(6)         $1,625,000           $173.88
----------------------------------------------------------- ------------------- ----------------- ----------------- ----------------
Ordinary shares, par value NIS 0.01 per share                   100,719(5)          $5.05(7)         $  493,524           $ 54.43
----------------------------------------------------------- ------------------- ----------------- ----------------- ----------------
                                                                                      Aggregate Filing Fees Due           $705.79
                                                                                                                    ================

(1) All amounts of ordinary shares include an indeterminable number of additional ordinary shares pursuant to Rule 416 under the Securities Act of 1933, as amended, that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions affecting the ordinary shares to be offered by the selling shareholders.

(2) Represents ordinary shares being registered for resale by certain selling shareholders in an amount equal to 125% of the ordinary shares issuable upon conversion of debentures pursuant to an agreement between the registrant and those selling shareholders.

(3) Represents ordinary shares being registered for resale by certain selling shareholders in an amount equal to 125% of the ordinary shares issuable as payment of interest on the convertible debentures pursuant to an agreement between the registrant and those selling shareholders.

(4) Represents ordinary shares being registered for resale by certain selling shareholders in an amount equal to 125% of the ordinary shares issuable upon exercise of warrants pursuant to an agreement between the registrant and those selling shareholders.

(5) Represents ordinary shares being registered for resale by a certain selling shareholder.

(6)  Calculated in accordance with Rule 457(g)(1) under the Securities Act.

(7) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low prices of the Registrant's ordinary shares as reported on the NASDAQ National Market on April 11, 2006.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. NO SELLING SHAREHOLDER MAY SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED APRIL__, 2006

                                   PROSPECTUS

                            1,325,127 Ordinary Shares

                           BLUEPHOENIX SOLUTIONS LTD.

                             ---------------------

     This prospectus relates to the resale from time to time of up to 1,325,127 ordinary shares that may be issued to the selling shareholders, as follows:

     o Up to 833,333 ordinary shares issuable upon conversion of convertible debentures held by certain selling shareholders;

     o Up to 141,075 ordinary shares issuable to certain selling shareholders as payment of interest on the convertible debentures;

     o Up to 250,000 ordinary shares issuable upon exercise of warrants held by certain selling shareholders; and

     o Up to 100,719 ordinary shares issuable upon exercise of option granted to a certain selling shareholder.

     We will not receive any proceeds from sales of the ordinary shares offered pursuant to this prospectus, but we will receive the proceeds from the exercise of warrants. The selling shareholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the ordinary shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

     The selling shareholders and any agent or broker-dealer that participates with the selling shareholders in the distribution of the ordinary shares may be considered "underwriters" within the meaning of the Securities Act of 1933, and, in that event, any commissions received by them and any profit on the resale of the shares may be considered underwriting commissions or discounts under the Securities Act.

     Our ordinary shares are listed for quotation on the NASDAQ National Market under the symbol "BPHX." On April 11, 2006, the closing sale price of our ordinary shares on the NASDAQ National Market was $5.10 per share. You are urged to obtain the current market quotations for our ordinary shares.

                             ---------------------

     INVESTING IN OUR ORDINARY SHARES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 5 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR ORDINARY SHARES.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         Prospectus dated       , 2006.

                                TABLE OF CONTENTS

                                                                       PAGE

Prospectus Summary                                                       1

Risk Factors                                                             5

Special Note Regarding Forward-Looking Information                      16

The Offering and Listing                                                17

Reasons for the Offer and Use of Proceeds                               19

Selling Shareholders                                                    19

Plan of Distribution                                                    22

Legal Matters                                                           23

Experts                                                                 23

Enforceability of Civil Liabilities                                     24

Where You Can Find Additional Information                               25

Information Incorporated by Reference                                   25

                               PROSPECTUS SUMMARY

                                   OUR COMPANY

     BluePhoenix Solutions Ltd. develops and markets unique enterprise IT modernization solutions that enable companies to automate the process of modernizing and upgrading their mainframe and distributed IT infrastructure and to effectively compete in today's environment. The combination of our comprehensive tools and services with our unique methodology provides an efficient and cost-effective process for extending the return on investment of existing enterprise IT assets. Our complete modernization solutions consist of a combination of automated technologies and services that minimize the risk through the whole life cycle of the process. Our solutions are based on technologies for UNDERSTANDING, MIGRATION, REMEDIATION, and REDEVELOPMENT, which allow companies to fully leverage their current systems and applications, speed up and reduce the cost of the renewal process, and effectively update their systems in order to adapt to new business demands. In addition, by using our technologies organizations gain the added value of extending their systems to be ready for future demands, such as service oriented architecture, or SOA.

     Our solution portfolio includes software products, software tools and services that address the most pressing challenges organizations and companies face today. Our modernization solutions are offered to customers in all business market sectors, particularly financial services, banking, insurance and automotive.

     Our solutions enable companies to:

     o    better understand and manage their IT systems and resources;

     o easily integrate packaged applications and build customized applications;

     o significantly decrease maintenance, human resource, and technology costs;

     o quickly migrate to modern databases, platforms, applications, and programming languages;

     o substantially transform applications and databases in order to address regulatory and business changes; and

     o directly gain access to cutting edge technology and new business channels.

     Our comprehensive enterprise technologies span mainframe, midrange, and client/server computing platforms. We have enhanced our expertise through the successful completion of projects for many large organizations over the past 19 years, establishing our credibility and achieving international recognition and presence. Based on our technology and that of our affiliates, we develop and market software products, tools, and related methodologies. We deliver our tools and methodologies together with training and support in order to provide enterprises with comprehensive solutions, primarily for the modernization of existing IT systems.

     In 1997, we gained international recognition and global presence by introducing our C-MILL conversion tool, which was developed based on our generic modernization technology. We delivered C-MILL together with consulting services, training, and support as a comprehensive conversion solution to solve the millennium problem. Until 1999, we derived substantially all of our revenues from the provision of year 2000 conversion projects. In 1999, we began focusing on the development and marketing of new automated software renovation tools.

     We provide our modernization solutions directly and through our strategic partners, such as IBM, EDS, Cook Systems, TEMENOS, Matrix, and TACT. Additionally, from time to time, other IT services companies license our technologies for use in modernization projects in various markets. Our partners are usually system integrators who assist us in increasing our penetration and exposure in the market. We provide solutions to our partners' customers in collaboration with the system integrator's team. In most cases, the partners provide related services to the customers. Our arrangements with our partners vary. We may enter into distribution agreements with our partners under which we grant license rights to our partners or to the partners' customers, provide related services, or a combination of both. Alternatively, we may enter into subcontractor relationships with our strategic partners.

     Our direct customers, as well as those introduced to us by our partners, include among others:


   FINANCIAL SERVICES                        INSURANCE                          OTHER INDUSTRIES
   ------------------                        ---------                          ----------------
o     Banca Carige S.p.A.          o     DesJardins General          o     Ansys Inc. Canonburg
                                          Insurance Group Inc.
o     Citibank                     o     Europe Assistance           o     Altera Corporation
o     Credit Suisse                o     Friends Provident           o     Business Objects Corp.
                                          Management Services Ltd.
o     Fidelity International       o     Legal and general           o     Commonwealth of Australia
       Resource Management                Resources                         represented by the Department
                                                                            of Immigration and
                                                                            Multicultural and Indigenous
                                                                            Affairs
o     Intensa Sistemi E Servizi    o     Mutual of America           o     Computer Associates Islandia
o     Rabobank Netherland BV       o     Scottish Equitable Plc.     o     CSC Denmark A/S
o     Rural Servicios                                                o     Daimler Chrysler AG
       Informaticos (Spain)
o     SDC Udvikling (Denmark)                                        o     Erhervs-og Selskabsstyrelsen
                                                                     o     Fudicia Informationszentrale AG
                                                                     o     Global Exchange Services Inc.
                                                                     o     Group One/Sagent Technology
                                                                     o     IBM Japan Ltd.
                                                                     o     IBM (Rational Software)
                                                                     o     Lawson Products
                                                                     o     Mentor Graphics Corporation
                                                                     o     Microsoft Corporation
                                                                     o     Ministry of Defense (Israel)
                                                                     o     TEMENOS Group

     Each of the customers mentioned above contributed at least $600,000 to our annual revenues for a project performed within the previous two fiscal years.

                                THE TRANSACTIONS

AGREEMENT WITH SMITHFIELD, CRANSHIRE AND IROQUOIS

     Pursuant to a securities purchase agreement dated March 23, 2006, we issued to Smithfield Fiduciary LLC, Cranshire Capital LP and Iroquois Capital L.P., an aggregate of $3 million principal amount of convertible debentures and warrants to purchase our ordinary shares. We issued these securities and entered into this agreement pursuant to the investors' exercise of their right to purchase additional securities set forth in the securities purchase agreement dated March 30, 2004, as amended, referred to as the original purchase agreement.

     DEBENTURES

     The debentures are convertible into our ordinary shares for a conversion price of $4.50 per ordinary share, subject to (i) adjustment for stock dividends, stock splits, recapitalization and other similar events and (ii) anti-dilution adjustment. The debentures are due on November 23, 2009. Interest accrues on the debentures at a rate equal to the six-month London Interbank Offering Rate for deposit accounts. Interest on the debentures is paid quarterly in cash or our ordinary shares, at our discretion. The conversion rate with respect to payments of interest on the debentures will be equal to 90% of (a) the volume weighted average price of our ordinary shares on the NASDAQ National Market or the OTC Bulletin Board (as the case may be), (b) if not so listed or quoted, the most recent bid price per share as reported in the "Pink Slips" as reported by Pink Sheets LLC, or (c) if not so reported, as determined by our board of directors in good faith, in each case, during the 20 trading days preceding the date of payment of interest. In the event the volume weighted average price per ordinary share (as calculated in the preceding sentence) for any 20 consecutive trading days exceeds $5.625, then we may force the holders of the debentures to convert any or all of the principal amount of the debentures held by them as of such date, subject to, among other things, our having an effective resale registration statement at such time for the resale of the ordinary shares underlying the debentures.

     WARRANTS

     In addition to the debentures, the purchasers were issued warrants to purchase up to 200,000 of our ordinary shares at an exercise price of $6.50 per share, subject to (i) adjustment for stock dividends, stock splits, recapitalization and other similar events, and (ii) anti-dilution adjustment.

     Notwithstanding the above, if as a result of conversion of any debentures or exercise of any warrants, any of the purchasers will beneficially own more than 4.99% of our outstanding ordinary shares (or 9.99%, in the case of a forced conversion of debentures), then that purchaser will not have the right to convert its debenture or exercise its warrant, as the case may be, in an amount in excess of such threshold. Furthermore, we will not, without first obtaining the approval of our shareholders prior to such issuance, issue ordinary shares upon conversion of the debentures or exercise of the warrants in an aggregate amount that together with our ordinary shares issued to the purchasers upon conversion of the debentures or exercise of the warrants issued pursuant to the original purchase agreement exceed 19.99% of the total number of ordinary shares outstanding as of March 23, 2006.

     REGISTRATION RIGHTS AGREEMENT

     In connection with the purchase of the securities pursuant to the securities purchase agreement, we entered into a registration rights agreement with the purchasers dated March 23, 2006, pursuant to which we agreed to register the resale under the Securities Act of the ordinary shares underlying the convertible debentures and any ordinary shares we issue to the holders of the debentures as interest thereon as well as the ordinary shares underlying the warrants. This prospectus forms a part of the registration statement that is being filed to satisfy our obligations under the registration rights agreement.

     We agreed to file a registration statement with the Securities and Exchange Commission by May 8, 2006 for purposes of registering up to 1,224,408 ordinary shares issuable (i) upon exercise of convertible debentures, (ii) as payment of interest on the convertible debentures and (iii) upon exercise of warrants. Under this agreement, we would be obliged to pay investors in the offering $45,000 per month liquidated damages if the following circumstances occur:

     o    we fail to timely file a registration statement;

     o the registration statement does not become effective within five trading days of being notified that we will not be reviewed by the SEC;

     o we fail to file a pre-effective amendment and respond to SEC comments within 20 trading days after receipt of such comments; and

     o    the registration statement is not declared effective by July 10, 2006.

     AGREEMENT WITH INFINITY

     Pursuant to an option agreement dated April 28, 2004, we are obligated to issue to Israel Infinity Venture Capital Fund (Israel) L.P., Israel Infinity Venture Capital Fund (Delaware) L.P., Israel Infinity Venture Capital Fund (Cayman I) L.P., and Israel Infinity Venture Capital Fund (Cayman II) L.P., collectively referred to as Infinity, 100,719 of our ordinary shares, as consideration for the exercise of Infinity's option to put to us its entire shareholdings in Intercomp Ltd. comprised of 15,134 shares.

     We undertook, under certain circumstances, to effect registration of the resale of the ordinary shares. The registration statement of which this prospectus forms a part was filed to comply with these requirements.

                              CORPORATE INFORMATION

     You may contact us at our principal executive offices 8 Maskit Street, Herzlia, 46120, Israel, or by telephone, at 972-9-952-6100. Our U.S. headquarters is located at 8000 Regency Parkway, Cary, North Carolina 27511 and our telephone number there is (919) 380-5100. We were incorporated in Israel in and our principal website is www.bphx.com. The information available on our website and other information that can be accessed through it are not part of this prospectus.

                                  RISK FACTORS

     INVESTING IN OUR ORDINARY SHARES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS, AS WELL AS THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE DECIDING WHETHER TO INVEST IN OUR ORDINARY SHARES. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND LIQUIDITY WOULD SUFFER. IN THAT EVENT, THE TRADING PRICE OF OUR ORDINARY SHARES COULD DECLINE AND YOU MIGHT LOSE ALL OR PART OF YOUR INVESTMENT IN OUR ORDINARY SHARES. THE RISKS DESCRIBED BELOW ARE THE MATERIAL RISKS ASSOCIATED WITH THE OFFERING OF OUR ORDINARY SHARES.

                          RISKS RELATED TO OUR BUSINESS

IF CAPITAL SPENDING ON INFORMATION TECHNOLOGY, OR IT, SLOWS DOWN, OUR BUSINESS COULD BE SERIOUSLY HARMED.

     We are affected by global economic changes, in particular trends in capital spending in the IT sector. During 2001 through 2003, the overall business slowdown in the North American and European markets influenced the purchasing patterns of leading software developers who delayed their planned orders and caused developers to reduce the amount of their planned license commitment. These changes in purchasing patterns in the IT industry directly affected our operating results. Although we believe that during the last two years the IT market has begun to recover, we cannot know whether the global market recovery will continue in the future, and how the economic conditions will continue to affect our business. Accordingly, we cannot assure you that we will be able to increase our revenues or keep our revenues at the same level as in 2004 and 2005.

ANY FUTURE ACQUISITIONS OF COMPANIES OR TECHNOLOGIES MAY DISTRACT OUR MANAGEMENT AND DISRUPT OUR BUSINESS.

     As part of our growth strategy, we have been investing in and acquiring control of various companies to expand our solution portfolio. We intend to continue seeking investment opportunities. In addition, as part of our expansion strategy, we increased our controlling interest in some of our subsidiaries and fully integrated them within our business. We cannot assure you that we will be able to identify future suitable acquisition or investment candidates or, if we do identify suitable candidates, that we will be able to make the acquisitions or investments on commercially acceptable terms or at all. If we acquire, invest in, or increase our control interest in another company, we could have difficulty assimilating that company's personnel, operations, technology, or products and service offerings into our own. In addition, the key personnel of the acquired company may decide not to work for us. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses, and adversely affect our results of operations. Acquisitions of new companies also involve the risk of penetrating markets in which we have no or limited experience. We may incur indebtedness or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing shareholders.

WE HAVE A LIMITED OPERATING HISTORY IN OUR CURRENT PRINCIPAL MARKETS, WHICH WILL MAKE IT DIFFICULT OR IMPOSSIBLE FOR YOU TO PREDICT OUR FUTURE RESULTS OF OPERATIONS.

     We have experienced major fluctuations in our net results. In 2005, 2004 and 2003, we had net income of $1.8 million, $2.8 million and $1.9 million, respectively. In 2002 and 2001 we had a net loss of $3.6 million and $15.0 million, respectively. The net loss in 2002 and 2001 was a reversal from prior years in which we had net income. The fluctuations in our net results are mainly attributable to the changes in the suite of modernization tools we have been offering to our customers, the limited experience we have had in the markets for these tools, and the difficulties we have encountered in introducing our tools to their respective markets. In addition, global economic conditions affect our net results. Most of the solutions we offer to our customers are based on tools that share a common generic technology and methodology. However, the introduction of new tools to new markets involves increased selling and marketing expenses, which in turn increases our operating expenses and directly affects our results of operations. Because of our limited experience in our principal markets and with our new products, we cannot assure you that our strategy for operating in these markets or selling these products will be successful. You should not rely on our historical results of operations as indications of future performance.

IF WE ARE UNABLE TO ACCURATELY PREDICT AND RESPOND TO MARKET DEVELOPMENTS OR DEMANDS, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

     The IT modernization business is characterized by rapidly evolving technology and methodologies. This makes it difficult to predict demand and market acceptance for our modernization tools and services. In order to succeed, we need to adapt the tools and services we offer to keep up with technological developments and changes in customer needs. We cannot guarantee that we will succeed in enhancing our tools and services or developing or acquiring new modernization tools and services that adequately address changing technologies and customer requirements. We also cannot assure you that the tools and services we offer will be accepted by customers. If our tools and services are not accepted by customers, our future revenues and profitability will be adversely affected. Changes in technologies, industry standards, the regulatory environment, customer requirements, and new product introductions by existing or future competitors could render our existing solutions obsolete and unmarketable, or require us to enhance our current tools or develop new tools. This may require us to expend significant amounts of money, time, and other resources to meet the demand. This could strain our personnel and financial resources.

WE MAY EXPERIENCE SIGNIFICANT FLUCTUATIONS IN OUR ANNUAL AND QUARTERLY RESULTS, WHICH MAKES IT DIFFICULT FOR OUR SHAREHOLDERS TO MAKE RELIABLE PERIOD-TO-PERIOD COMPARISONS AND MAY CONTRIBUTE TO VOLATILITY IN THE MARKET PRICE OF OUR ORDINARY SHARES AND CONVERTIBLE NOTES.

     Our quarterly and annual results of operations have fluctuated significantly in the past and we expect them to continue to fluctuate significantly in the future. These fluctuations are the result of risks related to the introduction of new products as described above and any of the following events:

     o adverse economic conditions in various geographic areas where our customers and potential customers operate;

     o    acquisitions and dispositions of companies;

     o timing of completion of specified milestones and delays in implementation;

     o    timing of product releases;

     o    timing of contracts;

     o increases in selling and marketing expenses, as well as other operating expenses; and

     o    currency fluctuations.

     In addition, unexpected events that do not occur on a regular basis and that are difficult to predict may cause fluctuations in our operating results. As a result, we believe that period-to-period comparisons of our historical results of operations are not necessarily meaningful and that you should not rely on them as an indication for future performance. Also, it is possible that our quarterly and annual results of operations may be below the expectations of public market analysts and investors.

A DELAY IN COLLECTION OF OUR FEES COULD RESULT IN CASH FLOW SHORTAGES, WHICH IN TURN MAY SIGNIFICANTLY IMPACT OUR FINANCIAL RESULTS.

     Typical modernization projects, which deploy our solutions, are long-term projects, and therefore, payment for these projects or a substantial portion of our fees may be delayed until the successful completion of specified milestones. In addition, the payment of our fees is dependent upon customer acceptance of the completed work, and our ability to collect the fees. Further, although the timing of receipt of our fees varies, we incur the majority of our expenses on a current basis. As a result, a delay in the collection of our fees could result in cash flow shortages. To date, we have not experienced any significant payment delays that resulted in cash flow shortages. Any significant variation in estimated and actual revenues obtained may significantly impact our financial results in any given period.

THE ABILITY OF OUR SUBSIDIARY, MAINSOFT, TO CONTINUE MARKETING THE CROSS-PLATFORM PRODUCTS FOR THE UNIX ENVIRONMENT (VISUAL MAINWIN FOR UNIX AND LINUX) IS DEPENDENT UPON MAINSOFT MAINTAINING CURRENT RELATIONSHIP WITH MICROSOFT PROVIDING MAINSOFT WITH DISTRIBUTION RIGHTS AND ACCESS RIGHTS TO MICROSOFT'S SOURCE CODE.

     Pursuant to a Windows source-code agreement entered into between our subsidiary, Mainsoft Corporation, referred to as Mainsoft, and Microsoft in 1998, and the amendments thereto, Microsoft granted Mainsoft access to specified Microsoft source code for C/C++ development. Our revenues relating to the Visual MainWin product depend on the availability of Windows source-code under this license agreement. While Mainsoft believes its relationship with Microsoft will continue on terms acceptable to us, a change in the relationship could adversely affect our business, results of operations, and financial condition.

     Under the license agreement between Mainsoft and Microsoft, Mainsoft may request that Microsoft waive certain Microsoft royalties for particular customers. In the past, Microsoft generally has granted these customers specific royalty waivers. However, we cannot assure you that Microsoft will continue to grant such waivers. An increase in royalties would require us to raise the prices of specific products or reduce our gross margins, either of which could harm our business.

     On February 13, 2004, there were public reports that Microsoft source code had leaked on the Internet. These reports indicated that the source code contained trace references to the Mainsoft servers and personnel. Mainsoft's management team fully cooperated with local authorities, the FBI, and Microsoft in their respective investigations. All parties conducting investigations have found no trace of a security breach after that date. Although we have been notified in 2004 that the investigation has not yet been completed, we have not received any update from the FBI since then.

MAINSOFT DEPENDS ON MICROSOFT .NET, AN OPEN-SOURCE IMPLEMENTATION OF MICROSOFT.

     Mainsoft's Visual MainWin for J2EE has been developed based on the open-source Mono project led by Novell, which is an open-source implementation of the Microsoft .NET framework. Microsoft may claim that software developed based on the open-source Mono project infringes certain Microsoft patents. Microsoft may cease its business relationship and cooperation with companies using the open source Mono project, which may result in severe damage to Mainsoft's ability to effectively market the Visual MainWin for J2EE product.

     Damage to Mainsoft's relationship with Microsoft could have a material adverse effect on our business, financial condition, and results of operations.

IF WE FAIL TO ADDRESS THE STRAIN ON OUR RESOURCES CAUSED BY CHANGES IN OUR COMPANY, WE WILL BE UNABLE TO EFFECTIVELY MANAGE OUR BUSINESS.

     In the past few years, we have undergone significant changes in our product offerings. These changes include acquiring new technologies, developing and marketing new modernization and porting tools and expanding the sales of our products further into international markets. This has placed and will continue to place substantial demands upon our management, systems, and resources, including our sales, project management, consulting personnel, and software development operations. Our ability to manage any future changes or growth depends on our ability to continue to implement and improve our operational, financial, and management information control and reporting systems on a timely basis, and to expand, train, motivate, and manage our work force. If we cannot respond effectively to changing business conditions, our business, financial condition, and results of operations could be materially adversely affected.

IF WE ARE UNABLE TO MANAGE THE EFFECTS OF THE VARIATIONS IN OUR OFFERING PORTFOLIO, OUR RESULTS WILL BE ADVERSELY AFFECTED.

     We specialize in the development and implementation of sophisticated software modernization and porting tools and products. We leverage our know-how, experience and generic technologies, to develop and introduce new software tools that enable the modernization of legacy systems. The need for our modernization solutions changes over time, and recent regulations or newly introduced technologies may create new needs for modernization solutions. As part of our growth strategy, as a new need evolves, we typically conduct a market analysis to qualify and quantify the market opportunity. If the results justify the investment required for the development of new products or tools, then we begin the development process of the new product. In order to maintain our position in the market, and our ability to address the constantly changing needs of the marketplace, we continually invest in the development of new products. The net annual expense related to research and development was approximately $8 million during each of the last three years.

     In order to properly introduce a new product to the marketplace or to introduce our current products into new markets, we continuously update our marketing materials, educate our sales force and make changes to our operations. If these activities are not completed in a timely manner, our new product introduction may be delayed.

IF WE ARE UNABLE TO ATTRACT, TRAIN, AND RETAIN QUALIFIED PERSONNEL, WE MAY NOT BE ABLE TO ACHIEVE OUR OBJECTIVES AND OUR BUSINESS COULD BE HARMED.

     In order to achieve our objectives, we may need to hire additional, qualified software, administrative, operational, sales, and technical support personnel. The process of attracting, training, and successfully integrating qualified personnel can be lengthy and expensive. We may not be able to compete effectively for the personnel we need. As part of our growth strategy, we developed offshore centers in Cyprus and Romania. We hired professional consultants for these development centers, leveraging the lower employer costs in these countries. Our future success depends on our ability to absorb and retain senior employees and to attract, motivate, and retain highly qualified professional employees worldwide.

IF WE FAIL TO ESTIMATE ACCURATELY THE COSTS OF FIXED-PRICE CONTRACTS, WE MAY INCUR LOSSES.

     We derive a portion of our revenues from engagements on a fixed-price basis. We price these commitments upon estimates of future costs. We bear the risk of faulty estimates and cost overruns in connection with these commitments. Our failure to accurately estimate the resources required for a fixed-price project, to accurately anticipate potential wage increases, or to complete our contractual obligations in a manner consistent with the project plan could materially adversely affect our business, operating results, and financial condition. In addition, we may agree to a price before the design specifications are finalized, which could result in a fixed price that is too low, resulting in lower margins or losses to us.

IF OUR TOOLS OR SOLUTIONS DO NOT FUNCTION EFFICIENTLY, WE MAY INCUR ADDITIONAL EXPENSES.

     In the past years, we have successfully used our software modernization tools in numerous software projects. In the course of providing our modernization solutions, the project team conducts testing to detect the existence of failures, errors and bugs. In addition, we have instituted a quality assurance procedure for correcting errors and bugs in our tools. The amount of failures, errors, and bugs detected in modernization projects to date, and the cost of correcting them, has not been significant. However, if our modernization solutions fail to function efficiently or if errors or bugs are detected in our tools, we might incur significant expenditures in an attempt to remedy the problem. The consequences of failures, errors, and bugs could have a material adverse effect on our business, operating results, and financial condition.

IF WE FAIL TO SATISFY OUR CUSTOMERS' EXPECTATIONS REGARDING OUR SOLUTIONS, OUR CONTRACTS MAY BE CANCELLED AND WE MAY BE THE SUBJECT OF DAMAGES CLAIMS.

     In the event that we fail to satisfy our customers' expectations from the results of the implementation of our solutions, or if we fail to timely deliver our solutions to our customers, these customers may suffer damages. When and if this occurs, customers may have the ability to cancel our contracts. Any cancellation of a contract could cause us to suffer damages, since we might not be paid for costs that we incurred in performing services prior to the date of cancellation. In addition, from time to time we may be subject to claims as a result of not delivering our products on time or in a satisfactory manner. Such disputes or others may lead to material damages.

WE ARE EXPOSED TO SIGNIFICANT CLAIMS FOR DAMAGE CAUSED TO OUR CUSTOMERS' INFORMATION SYSTEMS.

     Some of the products, tools, and services we provide involve key aspects of our customers' information systems. These systems are frequently critical to our customers' operations. As a result, our customers have a greater sensitivity to failures in these systems than do customers of other software products generally. We have never been the subject of a material damages claim related to our modernization solutions or modernization services. However, if a customer's system fails during or following the provision of modernization solutions or services by us, or if we fail to provide customers with proper support for our modernization solutions, we are exposed to the risk of a claim for substantial damages against us, regardless of our responsibility for the failure. When possible, we limit our liability under our product and service contracts. However, we cannot guarantee that these limitations of liability, if any, would be sufficient to protect us against legal claims. We maintain professional errors and omissions and general liability insurance coverage. However, we cannot assure you that our insurance coverage will be sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. If we lose one or more large claims against us that exceed available insurance coverage, it may have a material adverse effect on our business, operating results, and financial condition. In addition, the filing of legal claims against us in connection with contract liability may cause us negative publicity and damage to our reputation.

IF THIRD PARTIES ASSERT CLAIMS OF INFRINGEMENT AGAINST US, WE MAY SUFFER SUBSTANTIAL COSTS AND DIVERSION OF MANAGEMENT'S ATTENTION.

     Substantial litigation over intellectual property rights exists in the software industry. Software products may be increasingly subject to third-party infringement claims as the functionality of products in different industry segments overlaps. Although our products and services have never been the subject of an infringement proceeding, we cannot predict whether third parties will assert claims of infringement against us. In addition, our employees and contractors have access to software licensed by us from third parties. A breach of the nondisclosure undertakings by any of our employees or contractors may lead to a claim of infringement against us. Any claim, with or without merit, could:

     o    be expensive and time-consuming to defend;

     o    divert management's attention and resources; or

     o require us to enter into royalty or licensing agreements to obtain the right to use a necessary product or component.

     Royalty or licensing agreements, if required, may not be available on acceptable terms, if at all. A successful claim of product infringement against us and our failure or inability to license the infringed or similar technology could have a material adverse effect on our business, financial condition, and results of operations.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS, WHICH MAY LIMIT OUR ABILITY TO COMPETE EFFECTIVELY.

     Our success and ability to compete are substantially dependent upon our internally developed technology. Our intellectual property consists of proprietary or confidential information that is not subject to patent or similar protection. Our employees and contractors have direct access to our technology. In general, we have relied on a combination of technical leadership, trade secret, copyright, and trademark law and nondisclosure agreements to protect our proprietary know-how. Unauthorized third parties may attempt to copy or obtain and use the technology protected by those rights. Any infringement of our intellectual property could have a material adverse effect on our business, financial condition, and results of operations. Policing unauthorized use of our products is difficult and costly, particularly in countries where the laws may not protect our proprietary rights as fully as in the United States. We have placed, and in the future may place, certain of our software in escrow. The software may, under specified circumstances, be made available to our customers. We have also provided our software directly to customers. This may increase the likelihood of misappropriation or other misuse of our software.

WE ARE EXPOSED TO LITIGATION THAT COULD RESULT IN CONSIDERABLE FINANCIAL LIABILITIES.

     In July 2003, a former Liraz shareholder filed an application with the Tel-Aviv-Jaffa District Court to approve a claim filed by him against us, as a class action. The claim relates to the acquisition of Liraz shares, which we completed in March 2003. The shareholder alleges that the share price we paid to Liraz's shareholders in the tender offer and in a subsequent mandatory purchase was lower than the fair price of Liraz shares. The maximum amount of the claim is approximately $5.8 million in the aggregate. Under Israeli law, the court's approval is required for the plaintiff to represent all of the shareholders of Liraz who sold their shareholdings to us pursuant to the tender offer and the mandatory acquisition. The plaintiff has applied for such approval in the lawsuit. A preliminary hearing is scheduled for June 7, 2006. Based on our analysis of the statement of claim, our management believes that the claim is without merit. However, if we are not successful in defending this claim, we could be exposed to considerable financial liabilities and as a result, our financial condition could be materially harmed.

OUR LARGEST SHAREHOLDER, FORMULA, CONTROLS A MAJORITY OF OUR ORDINARY SHARES AND INFLUENCES THE OUTCOME OF MATTERS THAT REQUIRE SHAREHOLDER APPROVAL.

     Formula Systems (1985) Ltd., referred to as Formula, owns, as of April 11, 2006, 58.0% of our outstanding ordinary shares. Therefore, Formula has the power to control the outcome of most matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. In addition, Dan Goldstein, a member of our board of directors and chairman and chief executive officer of Formula, and Gad Goldstein, the chairman of our board and a director and president of Formula, own, in the aggregate, 755,138 ordinary shares, representing 5.5% of our outstanding ordinary shares. These individuals have entered into agreements that require them to vote their shares as instructed by Formula. Accordingly, Formula is deemed to beneficially own approximately 63.5% of our outstanding ordinary shares. In addition, Dan Goldstein holds, through a wholly owned company, a 50% interest in FIMIGold LP, which owns 33% of the outstanding shares of Formula; Gad Goldstein owns 2.5% of the outstanding shares of Formula.

     This share ownership may have the effect of delaying or preventing a change in control. In addition, potential conflicts of interest may arise in the event that we enter into agreements or transactions with these persons. Although Israeli law imposes certain procedures (including shareholder approval) for approval of certain related party transactions, including certain of those between us and Formula, we cannot assure you that these procedures will eliminate the possible detrimental effects of conflicts of interest. All of the members of our audit committee are independent directors. The audit committee reviews potential conflict of interest situations where appropriate. If certain transactions are not approved in accordance with required procedures under applicable Israeli law, these transactions may be void or voidable.

OUR EXISTING CREDIT FACILITIES CONTAIN A NUMBER OF RESTRICTIONS AND OBLIGATIONS THAT LIMIT OUR OPERATING AND FINANCIAL FLEXIBILITY.

     Our credit facilities contain a number of restrictive covenants that limit our operating and financial flexibility. These covenants, among other things, restrict our ability to pledge our assets, dispose of assets, make loans or give guarantees, make certain acquisitions and engage in mergers or consolidations. Our credit facilities also contain covenants regarding maintaining certain financial ratios.

     Our ability to continue to comply with these and other obligations depends in part on the future performance of our business. There can be no assurance that such obligations will not materially adversely affect our ability to finance our future operations or the manner in which we operate our business. In particular, any noncompliance with performance-related covenants and other undertakings of our credit facilities could result in an acceleration of our outstanding debt under our credit facilities and restrict our ability to obtain additional funds, which could have a material adverse effect on our business, financial condition and results of operations.

     In some circumstances, a change of control of BluePhoenix will constitute an event of default under our credit facilities and we could be required to repay our debts to the banks. If this occurs, we may not have the financial resources to repay all of our outstanding debt. This also may adversely affect the attractiveness of our company to potential large investors.

OUR INDEBTEDNESS AND DEBT SERVICE OBLIGATIONS MAY ADVERSELY AFFECT OUR CASH FLOW, CASH POSITION, NET RESULTS AND SHARE PRICE.

     We intend to fulfill our debt service obligations from existing cash, investments and our operations. Our indebtedness could have significant negative consequences, including, without limitation:

     o requiring the dedication of a portion of our expected cash flow to service our indebtedness, thereby reducing the amount of our expected cash flow available for other purposes, including funding our research and development programs and other capital expenditures;

     o    increasing our vulnerability to general adverse economic conditions;

     o    limiting our ability to obtain additional financing;

     o placing us at a possible competitive disadvantage relative to less leveraged competitors and competitors that have better access to capital resources; and

     o causing a material offset to our results, and therefore generating decreased net profits or increased net losses.

WE MAY NOT BE ABLE TO MAKE OUR DEBT PAYMENTS IN THE FUTURE.

     Our ability to meet our debt obligations will depend on whether we can successfully implement our strategy, as well as on financial, competitive, and other factors, including some factors that are beyond our control. Most of our debt and credit facilities bear an interest rate based on the LIBOR. If the LIBOR materially increases, our cash flows will be negatively affected. If we are unable to generate sufficient cash flow from operations to meet principal and interest payments on our debt, we may have to refinance all or part of our indebtedness. In case we have to increase our indebtedness, the additional financing expenses will have a negative affect on our results, which cannot be predicted. Our ability to refinance our indebtedness will depend on, among other things:

     o    our financial condition at the time;

     o    restrictions in agreements governing our debt; and

     o    other factors, including market conditions.

     We cannot ensure that any such refinancing would be possible on terms that we could accept or that we could obtain additional financing. If refinancing will not be possible or if additional financing will not be available, we may have to sell our assets under circumstances that might not yield the highest prices, or default on our debt obligations, which would permit our note holders and holders of other outstanding indebtedness to accelerate their maturity dates.

IF WE FAIL TO SUCCESSFULLY LEVERAGE THE MERGER WITH LIRAZ AND PENETRATE NEW MARKETS, OUR OPERATING RESULTS MAY BE ADVERSELY AFFECTED.

     In March 2003, we completed the acquisition of the entire outstanding share capital of Liraz Systems Ltd., an Israeli company then publicly-traded on the Tel Aviv Stock Exchange, or the TASE. During 2004, we completed the integration of Liraz's business within our business and since that time we have been operating as one business unit. We expect that as a result of the integration of our business with that of Liraz, the combined companies will be able to realize greater operating efficiencies and will benefit from a broader product line with a larger and more diversified marketing and support network. In addition, we anticipate that the combination of our respective technical personnel will enhance our product development capabilities. We cannot assure you that the integration of Liraz's business within ours will contribute to our business to the extent anticipated.

                   RISKS RELATING TO INTERNATIONAL OPERATIONS

MARKETING OUR TOOLS AND SOLUTIONS IN INTERNATIONAL MARKETS MAY CAUSE INCREASED EXPENSES AND GREATER EXPOSURE TO RISKS THAT WE MAY NOT BE ABLE TO SUCCESSFULLY ADDRESS.

     We intend to continue to expand our international operations, which will require significant management attention and financial resources. In order to continue to expand worldwide sales, we need to establish additional marketing and sales operations, hire additional personnel, and recruit additional resellers internationally. To the extent that we are unable to do so effectively, our growth is likely to be limited and our business, operating results and financial condition will be materially adversely affected.

     We generated approximately 86% of our revenues in 2005 from sales to international customers. Additional risks inherent in our worldwide business activities generally include:

     o    currency exchange devaluations;

     o    unexpected changes in regulatory requirements;

     o    tariffs and other trade barriers;

     o    costs of localizing products for foreign countries;

     o lack of acceptance of localized products in European and other foreign countries;

     o    longer accounts receivable payment cycles;

     o    difficulties in operations of management;

     o    potentially adverse tax consequences;

     o    including restrictions on the repatriation of earnings; and

     o the burdens of complying with a wide variety of European and other foreign laws.

     We cannot assure you that these factors will not have a material adverse effect on our future international sales and, consequently, on our business, operating results and financial condition.

INFLATION, DEVALUATION AND FLUCTUATION OF VARIOUS CURRENCIES MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS, LIABILITIES AND ASSETS.

     A significant portion of our operations is conducted through operations in foreign countries. As a result, we enter into transactions with customers and suppliers in local currencies. The fluctuations in foreign currency exchange rates in countries where we operate can adversely affect the reflection of these activities in our consolidated financial statements.

Revenues from our operations outside of Israel represented 86% of our revenues in 2005 and 84% of our revenues in 2004. Fluctuations in the value of our non-dollar revenues, costs and expenses measured in dollars could materially affect our results of operations. In addition, our balance sheet reflects non-dollar denominated assets and liabilities, which can be adversely affected by fluctuations in the currency exchange rates.

     The reporting currency of our consolidated financial statements is the U.S. dollar. The functional currency of our business is the U.S. dollar. We enter, from time to time, into forward currency exchange contracts or other arrangements in order to hedge this foreign currency exposure. Such arrangements may not always be effective or sufficient to offset the fluctuations in currency exchange rates.

FLUCTUATIONS IN FOREIGN CURRENCY VALUES AFFECT THE PRICES OF OUR PRODUCTS, WHICH IN TURN MAY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS.

     Most of our worldwide sales are currently denominated in U.S. dollars and euros while our reporting currency is the dollar. A decrease in the value of the dollar relative to foreign currencies, in particular the euro, Danish kroner
(DKK) and the NIS would make our products more expensive and increase our operating costs and, therefore, could adversely affect our results and harm our competitive position in the markets in which we compete.

WE ARE SUBJECT TO MULTIPLE TAXING JURISDICTIONS. IF WE FAIL TO ESTIMATE ACCURATELY THE AMOUNT OF INCOME TAX DUE IN ANY OF THESE JURISDICTIONS, OUR NET INCOME MIGHT BE AFFECTED.

     We operate within multiple taxing jurisdictions and are subject to taxation by these jurisdictions at rates higher than those to which we are subject in Israel. In addition, we may be subject to audits in these jurisdictions. These audits can involve complex issues, which may require an extended period of time to resolve. In our management's opinion, we have made adequate provisions for income taxes for all past years. Although our management believes that its estimates are reasonable, we cannot assure you that the final tax outcome of these issues will not be different than those, which are reflected in our income tax provisions. Such differences could have a material effect on our income tax provision and net income in the period in which such outcome occurs.

                     RISKS RELATING TO OPERATIONS IN ISRAEL

POLITICAL, ECONOMIC, AND MILITARY CONDITIONS IN ISRAEL COULD NEGATIVELY IMPACT OUR BUSINESS.

     We are incorporated under the laws of the State of Israel, and certain of our key management personnel as well as certain of our research and development facilities are located in Israel. Although we generate most of our revenues from international markets, we nonetheless are influenced by the political, economic and military conditions affecting Israel. The execution of Israel's plan of unilateral disengagement from the Gaza Strip and some parts of the West Bank and Hamas' gaining a majority of the seats on the Palestinian Legislative Council in the elections held recently in the Palestinian Authority, may affect Israel's security and the stability of the region. Major hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could have a material adverse effect on our business, operating results and financial condition. Furthermore, several countries restrict business with Israeli companies. In addition, nonexempt male adult citizens of Israel, including some of our employees, are obligated to perform military reserve duty until the age of 40 or 45 depending on their function in the army, and are subject to being called for active duty under emergency circumstances. While we have operated effectively under these requirements since our incorporation, we cannot predict the full impact of such conditions on us in the future, particularly if emergency circumstances occur. If many of our employees are called for active duty, our operations in Israel and our business may be adversely affected.

THE TAX BENEFITS AVAILABLE TO US FROM GOVERNMENT PROGRAMS MAY BE DISCONTINUED OR REDUCED AT ANY TIME, WHICH WOULD LIKELY INCREASE OUR TAXES.

     We receive tax benefits under Israeli government programs, particularly as a result of the "Approved Enterprise" status of certain of our operations in Israel. "Approved Enterprise" status is granted by the Israeli Investment Center of the Ministry of Industry and Trade and entitles the company to a variety of tax incentives. The incentives awarded to certain of our subsidiaries include reduced tax rates and a tax holiday. We were granted a two year tax exemption, followed by a five year reduced tax rate of 25% instead of 34% on income derived from our "Approved Enterprise" investment programs. In order to qualify for these incentives, the "Approved Enterprise" is required to provide minimum paid-in-capital (30% of the investment), to show an increase in its export activities, and to meet other general investing criteria. As of April 11, 2006, we have met those criteria and received tax benefits from our "Approved Enterprise" programs. To maintain our eligibility for these programs and benefits, we must meet the conditions mentioned above. We cannot assure you that these programs and tax benefits will continue at the same level in the future. If these tax benefits and programs are terminated or reduced, we could pay increased taxes in the future, which could decrease our profits.

IT MAY BE DIFFICULT TO SERVE PROCESS AND ENFORCE JUDGMENTS AGAINST OUR DIRECTORS AND OFFICERS IN ISRAEL.

     We are organized under the laws of the State of Israel. Most of our executive officers and directors are nonresidents of the United States, and a substantial portion of our assets and the assets of these persons are located outside the United States. Therefore, it may be difficult to:

     o effect service of process within the United States on us or any of our executive officers or directors who are nonresidents of the United States;

     o enforce court judgments obtained in the United States including those predicated upon the civil liability provisions of the United States federal securities laws, against us or against any of our executive officers or directors that are nonresidents of the United States, in the United States or Israel; and

     o bring an original action in an Israeli court against us or against any of our executive officers or directors to enforce liabilities based upon the United States federal securities laws.

                     RISKS RELATED TO OUR TRADED SECURITIES

THE MARKET PRICE OF OUR ORDINARY SHARES MAY BE VOLATILE AND OUR INVESTORS MAY NOT BE ABLE TO RESELL THE SHARES AT OR ABOVE THE PRICE THEY PAID, OR AT ALL.

     During the past few years, the worldwide stock markets have experienced high price and volume fluctuations. The market prices of securities of technology companies have been extremely volatile, and have experienced fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market fluctuations could adversely affect the market price of our ordinary shares. During 2003, for example, the market price of our ordinary shares traded on the NASDAQ fluctuated between $7.04 and $2.10. During 2004, the market price of our ordinary shares fluctuated between $7.49 and $3.71. During 2005, the market price fluctuated between $4.75 and $3.81. The market price of our ordinary shares may continue to fluctuate substantially due to a variety of factors, including:

     o any actual or anticipated fluctuations in our or our competitors' quarterly revenues and operating results;

     o shortfalls in our operating results from levels forecast by securities analysts;

     o    public announcements concerning us or our competitors;

     o the introduction or market acceptance of new products or service offerings by us or by our competitors;

     o    changes in product pricing policies by us or our competitors;

     o    changes in security analysts' financial estimates;

     o    changes in accounting principles;

     o    sales of our shares by existing shareholders; and

     o    the loss of any of our key personnel.

     In addition, economic, political, and market conditions and military conflicts and, in particular, those specifically related to the State of Israel, may affect the market price of our shares.

OUR ORDINARY SHARES ARE TRADED ON MORE THAN ONE MARKET AND THIS MAY RESULT IN PRICE VARIATIONS.

     Our ordinary shares trade on the NASDAQ National Market and the TASE. Trading in our ordinary shares on these markets take place in different currencies (dollars on the NASDAQ National Market and NIS on the TASE), and at different times (resulting from different time zones, different trading days and different public holidays in the United States and Israel). The trading prices of our ordinary shares on these two markets may differ due to these and other factors. Any decrease in the trading price of our ordinary shares on one of these markets could cause a decrease in the trading price of our ordinary shares on the other market.

FUTURE SALES OF OUR SHARES TO BE REGISTERED FOR RESALE IN THE PUBLIC MARKET COULD CAUSE THE MARKET PRICE FOR OUR ORDINARY SHARES OR CONVERTIBLE NOTES TO FALL.

     As of April 11, 2006, we had 13,842,079 ordinary shares outstanding (excluding 1,647,594 held by two of our wholly owned subsidiaries). In addition, we have reserved 2,758,167 ordinary shares for issuance under our option plans. We also have certain commitments to issue BluePhoenix ordinary shares and register them for resale, as follows:

     o 210,000 ordinary shares underlying warrants issued to First Israel Mezzanine Investors Ltd., known as FIMI;

     o 1,239,912 ordinary shares issuable upon conversion of debentures and exercise of warrants issued to four institutional investors in connection with the $5 million private placement completed in March 2004;

     o 2,047,101 ordinary shares issuable upon conversion of the convertible notes traded on the TASE sold by us in a public offering in Israel in February 2006, referred to as the convertible notes;

     o 100,719 ordinary shares underlying option issued to Infinity pursuant to the agreement with Infinity dated April 2004; and

     o 866,667 ordinary shares issuable upon conversion of debentures and exercise of warrants issued to three institutional investors in connection with the $3 million follow-on private placement completed on March 23, 2006.

     The shares underlying the debentures and warrants issued on March 23, 2006 and the shares underlying the option issued to Infinity are the subject of this prospectus.

     In addition, certain of our shareholders, holding in the aggregate 10,186,401 ordinary shares, have registration rights with respect to the shares they hold, including piggyback rights.

     If a large number of our ordinary shares are sold in a short period, the price of our ordinary shares would likely decrease.

     In addition, the price of our ordinary shares could be affected by possible sales of our ordinary shares by investors who view the convertible notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that may develop involving our ordinary shares. The hedging or arbitrage could, in turn, affect the trading prices of the convertible notes.

CONVERSION OF THE CONVERTIBLE NOTES AND OTHER CONVERTIBLE SECURITIES, AS WELL AS EXERCISE OF WARRANTS HELD BY CERTAIN INVESTORS, WOULD DILUTE THE OWNERSHIP INTEREST OF OUR EXISTING SHAREHOLDERS.

     The conversion of some or all of the convertible notes traded on the TASE, the convertible debentures held by the institutional investors and the exercise of options and warrants held by investors, would dilute the ownership interests of our existing shareholders. Any sales in the public market of our ordinary shares issuable upon such conversion could adversely affect the prevailing market prices of our ordinary shares.

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. Under this shelf process, the selling shareholders may offer up to a total of 1,325,127 ordinary shares, from time to time, in one or more offerings in any manner described under the section in this prospectus entitled "Plan of Distribution."

     Unless the context otherwise requires, all references in this prospectus to "we," "our," "our company," "us" and the "Company" refer to BluePhoenix Solutions Ltd. and its subsidiaries, unless otherwise indicated. References to "BluePhoenix" refer to BluePhoenix Solutions Ltd.

     All references in this prospectus to "ordinary shares" refer to BluePhoenix's ordinary shares, par value 0.01 NIS per share.

     All references in this prospectus to "dollars" or "$" are to United States dollars.

     All references in this prospectus to "shekels" or "NIS" are to New Israeli Shekels.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     This document, including the documents incorporated by reference herein, contains forward-looking statements, including projections about our business, within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. For example, statements in the future tense, and statements including words such as "expect," "plan," "intend," "seek," "estimate," anticipate," and "believe" and similar expressions are forward-looking statements. These statements are based on information available to us at the time of the preparation of this document or the incorporated document. We assume no obligation to update any of them, to the extent that we are not so required under applicable law. The statements in, or incorporated into this document are not guarantees of future performance and actual results could differ materially from our current expectations as a result of numerous factors, including business conditions and growth or deterioration in our market, commerce and the general economy both domestic as well as international; fewer than expected new-partner relationships; competitive factors including pricing pressures; technological developments, products offered by competitors; availability of qualified staff for expansion; and technological difficulties and resource constraints encountered in developing new products as well as those risks described below and in our annual reports on Form 20-F and reports on Form 6-K, which are available through www.sec.gov.

                            THE OFFERING AND LISTING


Aggregate amount of ordinary
shares offered by the selling
shareholders pursuant to
this prospectus                         1,325,127 ordinary shares

Ordinary shares issuable upon
exercise of warrants offered
by the selling shareholders             250,000 ordinary shares

Ordinary shares issuable upon
conversion of debentures offered
by the selling shareholders             833,333 ordinary shares

Ordinary shares issuable as payment
of interest on the convertible
debentures offered by the selling
shareholders                            141,075 ordinary shares

Ordinary shares being registered
for resale by a certain selling
shareholder                             100,719 ordinary shares

Ordinary shares to be outstanding
after this offering                     15,167,206 ordinary shares

Use of proceeds                         We will not receive any proceeds from
                                        the sale of ordinary shares by the
                                        selling shareholders, but we will
                                        receive proceeds from the exercise of
                                        the warrants by certain of the  selling
                                        shareholders. We intend to use these net proceeds for working capital and general corporate purposes.

NASDAQ National Market symbol           BPHX

     The number of ordinary shares to be outstanding after this offering excludes:

     o 1,647,594 ordinary shares repurchased under buy-back programs by two of our wholly owned subsidiaries;

     o 2,758,167 ordinary shares issuable upon exercise of options outstanding at April 11, 2006, with a weighted average exercise price of $4.78 per share;

     o    210,000 ordinary shares underlying warrants issued to FIMI;

     o 1,239,912 ordinary shares issuable upon conversion of debentures and exercise of warrants issued to the purchasers and an additional investor in connection with the $5 million private placement completed in March 2004; and

     o 2,047,101 ordinary shares issuable upon conversion of convertible notes traded on the TASE sold by us in a public offering in Israel in February 2006.


     The warrants for the ordinary shares offered by certain selling shareholders are exercisable during a five-year period beginning on September 23, 2006 at an exercise price of $6.50 per ordinary share. We are obligated to adjust the exercise price of these warrants in certain circumstances, including in the event that we declare a dividend or stock split of our ordinary shares or if we issue additional warrants, rights, options or other convertible securities.

     The convertible debentures for the ordinary shares offered by certain selling shareholders are convertible at a conversion price of $4.50 as long as the debentures are outstanding. The conversion price of these convertible debentures will be adjusted in certain circumstances, including, among others, in the event that we declare a dividend or stock split of our ordinary shares or if we issue additional warrants, rights, options or other convertible securities.

     We are required to pay interest on the convertible debentures on a quarterly basis either in cash or in our ordinary shares.

The following table lists the high and low closing sales for our ordinary shares, for the periods indicated, on The NASDAQ National Market:


         Calendar Period                            PRICE PER SHARE
                                                    ---------------
                                                HIGH               LOW
                                                ----               ----
                                                        (IN $)

2001                                            8.69               2.05
2002                                            4.15               2.00
2003                                            7.04               2.10
2004                                            7.49               3.71
  First Quarter                                 7.49               4.63
  Second Quarter                                5.67               4.76
  Third Quarter                                 5.56               3.71
  Fourth Quarter                                4.49               3.78
2005                                            4.75               3.81
  First Quarter                                 4.75               3.90
  Second Quarter                                4.49               3.91
  Third Quarter                                 4.30               3.85
  Fourth Quarter                                4.30               3.81
    October                                     4.30               3.81
    November                                    4.10               3.85
    December                                    4.20               3.90
2006
    January                                     4.31               3.85
    February                                    5.15               4.18
    March                                       5.23               4.60
    April (through April 11)                    5.15               4.70

     The following table lists the high and low closing sales for our ordinary shares, for the periods indicated, on the TASE:


CALENDAR PERIOD                                    PRICE PER SHARE
---------------                                    ---------------
                                                HIGH               LOW
                                               -----              -----
                                                       (IN NIS)

2001(from January 21)                          35.70              10.50
2002                                           20.10               8.01
2003                                           29.20              11.49
2004                                           33.80              17.00
  First Quarter                                33.80              22.50
  Second Quarter                               26.59              23.00
  Third Quarter                                24.20              19.01
  Fourth Quarter                               20.00              17.00
2005                                           21.95              16.01
  First Quarter                                20.99              17.80
  Second Quarter                               19.66              16.01
  Third Quarter                                19.05              17.35
  Fourth quarter                               19.75              17.80
    October                                    19.75              19.05
    November                                   19.75              19.00
    December                                   19.40              17.80

CALENDAR PERIOD                                    PRICE PER SHARE
---------------                                    ---------------
                                                HIGH               LOW
                                               -----              -----
                                                       (IN NIS)

2006
    January                                    20.20              17.41
    February                                   22.80              18.58
    March                                      23.99              21.90
    April (through April 11)                   23.69              23.15

                         CAPITALIZATION AND INDEBTEDNESS

     The table below sets forth our capitalization and indebtedness as of December 31, 2005, and as adjusted to give effect to the issuance of the convertible debentures with 666,667 shares underlying these securities and the 200,000 shares underlying the warrants at an exercise price of $6.50 per share.



                                                      December 31, 2005
                                                    ---------------------
                                                    Actual      As Adjusted
                                                    -------       -------
                                                       (in thousands)

Short-term debt                                      26,883        23,883
Long-term debt                                       11,669        11,669(1)


Convertible debentures and warrants, net              4,342         7,342
Shareholders' equity
Share capital - ordinary shares of NIS 0.01 par
    value (authorized 30,000,000 shares;
    issued: 15,430,403 shares; 16,755,530
    shares as adjusted)                                  31            31
Capital surplus                                      56,205        56,205
Cost of 1,870,565 company shares held by
    subsidiaries                                    (14,708)      (14,708)
Retained earnings                                    11,775        11,775
                                                    -------       -------
Total Shareholders' equity                           51,766        51,766
                                                    -------       -------
Total Capitalization                                 94,660        94,660
                                                    =======       =======

(1) Excludes the outstanding amount of the convertible notes issued in Israel in February 2006.

                    REASONS FOR THE OFFER AND USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of ordinary shares by the selling shareholders in this offering. If the warrants are exercised in full, we would realize proceeds before expenses, in the amount of $1,300,000. The net proceeds of the exercise of the warrants will be used for working capital and general corporate purposes. We will bear the costs, other than underwriting commissions, associated with the sales of ordinary shares.

                              SELLING SHAREHOLDERS

     Certain of the ordinary shares being offered by the selling shareholders are issuable upon conversion of the convertible debentures, upon issuance of ordinary shares as payment of interest on the convertible debentures and upon exercise of the warrants. For additional information regarding the convertible debentures and warrants, see "Prospectus Summary - The Transactions" above. We are registering the ordinary shares in order to permit the selling shareholders to offer the shares for resale from time to time. With the exception of Infinity, the selling shareholders have not had any material relationship with us within the past three years.

     The following table presents information provided by the selling shareholders with respect to beneficial ownership of our ordinary shares as of April 11, 2006, and as adjusted to reflect the sale of the shares offered by the selling shareholders under this prospectus and assumes that all ordinary shares being offered under this prospectus are ultimately sold in the offering. The second column lists the number of ordinary shares beneficially owned by each selling shareholder, including the convertible debentures and the warrants, as the case may be, assuming conversion of all convertible debentures, issuance of ordinary shares as payment of interest on the convertible debentures and exercise of the warrants or options held by that selling shareholder on that date, without regard to any limitations on conversions or exercise. The fourth column lists the ordinary shares being offered by the selling shareholders under this prospectus.

     The table includes all shares issuable within 60 days of April 11, 2006 upon the exercise of warrants, options and other rights beneficially owned by the indicated shareholders on that date. To our knowledge, the persons named in the table have sole voting, sole investment control and sole right to receive the economic benefit with respect to all shares listed. The applicable percentage of ownership for each shareholder is based on 13,842,079 ordinary shares outstanding as of April 11, 2006 (excluding 1,647,594 ordinary shares repurchased pursuant to buy back programs and held by two of our wholly owned subsidiaries) and 666,667 ordinary shares issuable upon conversion of the convertible debentures, 112,860 ordinary shares issuable upon issuance of ordinary shares as payment of interest on the convertible debentures and 200,000 ordinary shares issuable upon exercise of the warrants and options held by that selling shareholder, if applicable.

     In accordance with the terms of registration rights agreements with the purchasers, this prospectus generally covers the resale of at least 125% of that number of ordinary shares equal to the number of ordinary shares issuable upon conversion of the convertible debentures, upon issuance of ordinary shares as payment of interest on the convertible debentures and upon exercise of the related warrants, determined as if such events transpired as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the conversion price of the convertible debentures may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.

     Under the terms of the convertible debentures and the warrants, the conversion, payment of interest or exercise are subject to certain limitations. See "Prospectus Summary - The Transactions." The number of shares in the second column does not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."


                                   SHARES BENEFICIALLY OWNED    SHARES BEING    SHARES BENEFICIALLY
                                       PRIOR TO OFFERING          OFFERED       OWNED AFTER OFFERING
                                      --------------------       ---------       -----------------
                                       NUMBER       PERCENT                      NUMBER     PERCENT
                                      ---------      -----                       -------      ----
NAME OF BENEFICIAL OWNER
------------------------
Iroquois Capital L.P. (1) (6)         1,641,493      10.60%      857,086(5)      955,825      6.46%
Smithfield Fiduciary LLC (2) (6)        468,998       3.28%      244,882(5)      273,093      1.93%
Cranshire Capital L.P. (3) (6)          234,499       1.67%      122,441(5)      204,820      1.46%

Infinity(4)                             100,719       0.72%      100,719               0         0%

----------

(1) The address of Iroquois Capital L.P. is 641 Lexington Avenue, 26th Floor, New York, NY 10022. The percentage ownership set forth in the second column is based on 13,842,079 ordinary shares outstanding as of April 11, 2006, plus an aggregate of 685,669 ordinary shares underlying the convertible debentures, including interest thereon, and warrants beneficially owned by Iroquois Capital L.P. issued pursuant to the March 23, 2006 securities purchase agreement and 955,825 ordinary shares underlying convertible debentures, including interest thereon, and warrants issued to Iroquois Capital L.P. pursuant to the original purchase agreement. Josh Silverman and Richard Abbe share voting control and dispositive power on behalf of Iroquois with respect to the securities offered by Iroquois. Each of Silverman and Abbe disclaims beneficial ownership of the securities held by Iroquois. Iroquois is not an affiliate of a registered broker-dealer.

(2) The address of Smithfield Fiduciary LLC is c/o Highbridge Capital Management, LLC, 9 West 57th St. 27th Floor, New York, New York 10019. The percentage ownership set forth in the second column is based on 13,842,079 ordinary shares outstanding as of April 11, 2006, plus an aggregate of 195,905 ordinary shares underlying the convertible debentures, including interest thereon, and warrants beneficially owned by Smithfield Fiduciary LLC ("Smithfield") issued pursuant to the March 23, 2006 securities purchase agreement and 273,093 ordinary shares underlying convertible debentures, including interest thereon, and warrants issued to Smithfield pursuant to the original purchase agreement. Highbridge Capital Management, LLC ("Highbridge") is the trading manager of Smithfield and consequently has voting control and investment discretion over securities held by Smithfield. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield.

(3) The address of Cranshire Capital L.P. is 666 Dundee Road Suite 1901, Northbrook, Illinois 60062. The percentage ownership set forth in the second column is based on 13,842,079 ordinary shares outstanding as of April 11, 2006, plus an aggregate of 97,953 ordinary shares underlying the convertible debentures, including interest thereon, and warrants beneficially owned by Cranshire Capital L.P. issued pursuant to the March 23, 2006 securities purchase agreement and 136,546 ordinary shares underlying convertible debentures, including interest thereon, and warrants issued to Cranshire Capital L.P. pursuant to the original purchase agreement. Mitchell P. Kopin, president of Downsview Capital, Inc., the general partner of Cranshire Capital, L.P., has sole voting and investment control on behalf of Cranshire Capital, L.P.

(4) The address of Infinity is c/o Israel Infinity Venture Capital Partners Ltd., 3 Azrieli Center, Triangle Tower, 42nd Floor Tel Aviv 67023.

(5) Pursuant to the registration rights agreement dated March 23, 2006, we have agreed to register 125% of the ordinary shares underlying the convertible debentures and any interest thereon as well as the ordinary shares underlying the warrants to account for any adjustments pursuant to the anti-dilution provisions of the convertible debentures. The amounts of the shares being offered to the holders of the warrants and debentures include the additional 25% issuable on account of such anti-dilution adjustments. The additional 25% of shares, though registered hereby, are not beneficially owned and will not be beneficially owned unless and to the extent that any events occur that trigger the anti-dilution provisions of the convertible debentures or warrants.

(6) Pursuant to the terms of the debentures and the warrants, if as a result of conversion of any debentures or exercise of any warrants, any of the holders thereof will beneficially own more than 4.99% of our outstanding ordinary shares (or 9.99%, in the case of a forced conversion of debentures), then that holder will not have the right to convert its debenture or exercise its warrant, as the case may be, in an amount in excess of such threshold. Furthermore, we will not, without first obtaining the approval of our shareholders prior to such issuance, issue ordinary shares upon conversion of the debentures or exercise of the warrants in an aggregate amount that together with our ordinary shares issued to the purchasers upon conversion of the debentures or exercise of the warrants issued pursuant to the original purchase agreement exceed 19.99% of the total number of ordinary shares outstanding as of March 23, 2006.

                              PLAN OF DISTRIBUTION

     Each selling shareholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their ordinary shares on the NASDAQ National Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately negotiated transactions;

     o    settlement of short sales;

     o broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale;

     o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

     o    any other method permitted pursuant to applicable law.

     The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling shareholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

     In connection with the sale of our ordinary shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions they assume. The selling shareholders may also sell our ordinary shares short and deliver these securities to close out their short positions, or loan or pledge the ordinary shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the ordinary shares.

     We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     Selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling shareholder has advised us that he has not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholders.

     We agreed with the selling shareholders other than Infinity to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling shareholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect, or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our ordinary shares for a period of two business days prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of our ordinary shares by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.


EXPENSES ASSOCIATED WITH REGISTRATION

     We are paying substantially all of the expenses of registering the ordinary shares under the Securities Act and of compliance with blue sky laws, including registration and filing fees, printing and duplication expenses, administrative expenses and our legal and accounting fees. We estimate these expenses to be approximately $33,700, which include the following categories of expenses:

SEC registration fee                 $   705.79
Printing and engraving expenses      $10,000.00
Legal fees and expenses              $10,000.00
Accounting fees and expenses         $10,000.00
Miscellaneous expenses               $ 3,000.00
                                     ----------
Total                                $33,705.79

                                  LEGAL MATTERS

     The validity of the ordinary shares being offered by this prospectus and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Herzog, Fox & Neeman, Tel Aviv, Israel.

                                     EXPERTS

     The consolidated financial statements of BluePhoenix Solutions Ltd. as of December 31, 2005 and December 31, 2004 and for each of the three years in the period ended December 31, 2005, in each case incorporated by reference in this prospectus, have been so included in reliance on the report of Ziv Haft Registered Certified Public Accountants (Isr.) BDO member firm, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       ENFORCEABILITY OF CIVIL LIABILITIES

     Service of process upon us and upon some of our directors and officers and the Israeli experts named in this prospectus who reside outside the United States may be difficult to obtain within the United States. Furthermore, because some of our principal assets and some of our directors and officers are located outside the United States, court judgments obtained in the United States, including those predicated on the civil liability provisions of United States federal securities laws, against us or any of our directors and officers who reside outside the United States, may not be collectible within the United States or Israel. It may be also difficult to bring an original action in an Israeli court to enforce liabilities against us or against any of our directors and officers, based upon the United States federal securities laws.

     We have been informed by our legal counsel in Israel that there is doubt concerning the enforceability of civil liabilities under the Securities Act and the Securities and Exchange Act of 1934, as amended, in original actions instituted in Israel. However, subject to specified time limitations, Israeli courts may enforce a United States final executory judgment in a civil matter obtained after due process before a court of competent jurisdiction according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel. The rules of private international law currently prevailing in Israel do not prohibit the enforcement of a judgment by Israeli courts provided that:

     o    the judgment is enforceable in the state in which it was given;

     o adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

     o the judgment and the enforcement of the judgment are not contrary to the law, public policy, security or sovereignty of the state of Israel;

     o the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

     o an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in a foreign court.

     We have irrevocably appointed BluePhoenix Solutions USA Inc. as our agent to receive service of process in any action against us in any federal court or court of the State of North Carolina arising out of this offering or any purchase or sale of securities in connection with this offering.

     If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at an annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed a Registration Statement on Form F-3 with the SEC for the shares being offered pursuant to this prospectus. This prospectus does not include all of the information contained in the Registration Statement. You should refer to the Registration Statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract, agreement or other document.

     We are required to file annual reports and other information with the SEC. You can read our SEC filings, including the Registration Statement, over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E, Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E, Room 1024, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

     We are subject to certain of the informational requirements of the Exchange Act. As a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations and our officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of ordinary shares. In addition, we are not required to file quarterly reports or to file annual and current reports and financial statements with the Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to file with the Securities and Exchange Commission, within 180 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements that will be examined and reported on, with an opinion expressed by an independent accounting firm, as well as quarterly reports on Form 6-K containing unaudited financial information after the end of each calendar quarter.

                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed by us with the SEC. Information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by this prospectus or by information we file with the SEC in the future.

     The following documents are incorporated by reference:

(a) Our Annual Report on Form 20-F for the fiscal year ended December 31, 2005; and

(b) The description of our ordinary shares contained in the Registration Statement under the Exchange Act on Form 8-A as filed with the SEC on January 21, 1997, and any subsequent amendment or report filed for the purpose of updating this description.

     In addition, all subsequent annual reports filed on Form 20-F prior to the termination of this offering are incorporated by reference into this prospectus. Also, we may incorporate by reference our future reports on Form 6-K by stating in those Forms that they are being incorporated by reference into this prospectus.

     We will provide without charge to any person (including any beneficial owner) to whom this prospectus has been delivered, upon oral or written request, a copy of any document incorporated by reference in this prospectus but not delivered with the prospectus (except for exhibits to those documents unless a document states that one of its exhibits is incorporated into the document itself). Such requests should be directed to Yael Peretz, Legal Advisor, c/o BluePhoenix Solutions Ltd., 8 Maskit Street, Herzlia 46120 Israel, facsimile number 972-9-952-6111. Our corporate website address is http://www.bphx.com. The information on our website is not intended to be a part of this prospectus.

                            1,325,127 Ordinary Shares


                           BLUEPHOENIX SOLUTIONS LTD.
                                   -----------

                                   PROSPECTUS
                                 ---------------


                                           , 2006

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under the Companies Law, an Israeli company may not exempt an office holder from liability with respect to a breach of his duty of loyalty, but may exempt in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care, provided, however, that such a breach is not related to a distribution of a dividend or any other distribution by the company.

OFFICE HOLDERS INSURANCE

     Our articles of association provide that, subject to the provisions of the Companies Law, we may enter into a contract for insurance of all or a part of the liability of any of our office holders imposed on the office holder in respect of an act performed in his or her capacity as an office holder, in respect of each of the following:

o    a breach of his duty of care to us or to another person;

o a breach of his duty of loyalty to us, provided that the office holder acted in good faith and had reasonable cause to assume that such act would not prejudice our interests; or

o    a financial obligation imposed on him or her in favor of another person.

INDEMNIFICATION OF OFFICE HOLDERS

     Our articles of association provide that, subject to the provisions of the Companies Law, we may indemnify our office holders in respect of an obligation or expense specified below imposed on an office holder in respect of an act performed in his or her capacity as an office holder, as follows:

o a financial obligation imposed on him or her in favor of another person by a court judgment, including a compromise judgment or an arbitrator's award approved by court;

o reasonable litigation expenses, including attorney's fees, incurred by the office holder as a result of an investigation or proceeding instituted against the office holder by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against the office holder; and either (a) concluded without the imposition of any financial liability in lieu of a criminal proceeding; or (b) a financial liability was imposed on him in lieu of a criminal proceeding for an offense that does not require proof of criminal intent; and

o reasonable litigation expenses, including attorney's fees, expended by the office holder or charged to the office holder by a court, in a proceeding instituted against the office holder by the company or on its behalf or by another person, or in a criminal charge from which the office holder was acquitted, or in a criminal proceeding in which the office holder was convicted of an offense that does not require proof of criminal intent.

     We may undertake to indemnify an office holder as aforesaid, (a) prospectively, provided that in respect of (i) above, the undertaking is limited to categories of events that in the opinion of our board of directors are foreseeable in light of the company's operations at the time that the undertaking to indemnify is given, and for an amount or criteria that our board has determined as reasonable under the circumstances, and further provided that that such events and amount or criteria are indicated in the indemnification undertaking; and (b) retroactively.

     We have entered into an undertaking to indemnify our office holders in specified limited categories of events and in specified amounts, subject to the limitations set by the Companies Law and our articles of association, as described above.

LIMITATIONS ON EXEMPTION, INSURANCE AND INDEMNIFICATION

     The Companies Law provides that a company may not indemnify an office holder, enter into an insurance contract that would provide coverage for any monetary liability, or exempt an office holder from liability, with respect to any of the following:

o a breach by the office holder of his duty of loyalty, except that the company may indemnify or provide insurance coverage to the office holder if the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

o a breach by the office holder of his duty of care if the breach was done intentionally or recklessly, except for a breach that was made in negligence;

o any act or omission done with the intent to derive an illegal personal benefit; or

o    any fine levied against the office holder.

In addition, under the Companies Law, indemnification of, and procurement of insurance coverage for, our office holders must be approved by our audit committee and our board of directors and, in specified circumstances, by our shareholders. We have procured directors' and officers' liability insurance and obtained all necessary approvals.

ITEM 9. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed herewith:

    NUMBER                            EXHIBIT TITLE

     2.01 Securities Purchase Agreement dated March 23, 2006, among BluePhoenix Solutions Ltd. and the purchasers identified therein.

     2.02      Form of Convertible Debenture due November 23, 2009.

     2.03      Form of Ordinary Shares Purchase Warrant dated March 23, 2006.

     2.04 Registration Rights Agreement dated as of March 23, 2006, among BluePhoenix Solutions Ltd. and the purchasers signatory thereto.

     2.05 Securities Purchase Agreement dated March 30, 2004, among BluePhoenix Solutions Ltd. and the purchasers identified herein, as amended on May 13, 2004 and on February 18, 2005.(1)

     2.06 Option Agreement dated April 28, 2004 among BluePhoenix Solutions Ltd. and Israel Infinity Venture Capital Fund (Israel) L.P., Israel Infinity Venture Capital Fund (Delaware) L.P., Israel Infinity Venture Capital Fund (Cayman I) L.P., and Israel Infinity Venture Capital Fund (Cayman II) L.P.

     5.01      Opinion of Herzog, Fox & Neeman.

     23.01     Consent of Herzog, Fox & Neeman (included in Exhibit 5.01).

     23.02 Consent of Ziv Haft, Registered Certified Public Accountants (Isr.) BDO member firm.

     24.01     Powers of Attorney (included in the signature page).

(1) Incorporated by reference to the registration statement on Form F-3 filed with the Securities and Exchange Commission on June 1, 2004, as amended on November 9, 2004 and on February 18, 2005.

ITEM 10. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

     (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) to include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any other material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 and Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (4) To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to Registration Statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

     (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

          (i) If the registrant is relying on Rule 430B:

          A. Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

          B.   Each prospectus required to be filed pursuant to Rule 424(b)(2),
               (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

          (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

     (6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Herzlia, Israel, on this 17th day of April, 2006.

                                                BLUEPHOENIX SOLUTIONS LTD.

                                                By: /s/ Iris Yahal
                                                ------------------
                                                Iris Yahal
                                                Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Iris Yahal and Arie Kilman, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

             NAME                           TITLE                    DATE
             ----                           -----                    ----

PRINCIPAL EXECUTIVE OFFICER:

/s/ Arie Kilman                    Chief Executive Officer      April 17, 2006
---------------                         and Director
Arie Kilman

PRINCIPAL FINANCIAL OFFICER
AND PRINCIPAL ACCOUNTING OFFICER:

/s/ Iris Yahal                     Chief Financial Officer      April 17, 2006
--------------                          and Director
Iris Yahal

DIRECTORS:

/s/ Gad Goldstein                         Director              April 17, 2006
-----------------
Gad Goldstein

/s/ Dan Goldstein                         Director              April 17, 2006
-----------------
Dan Goldstein

/s/ Aaron Crystal                         Director              April 17, 2006
-----------------
Aaron Crystal

/S/ Shai Beilis                           Director              April 17, 2006
---------------
Shai Beilis

/s/ Gur Shomron                           Director              April 17, 2006
---------------
Gur Shomron

/s/ Naamit Salomon                        Director              April 17, 2006
------------------
Naamit Salomon

/s/ Michael Chill                         Director              April 17, 2006
-----------------
Michael Chill

/s/ Amira Berkowitz-amir                  Director              April 17, 2006
------------------------
Amira Berkowitz-amir

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES:
BLUEPHOENIX SOLUTIONS USA Inc.

/s/ Iris Yahal                                                  April 17, 2006
--------------
By: Iris Yahal
Chief Financial Officer